Exhibit 4.1

FIRST COMMONWEALTH BANK
4.875% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE 2028
CUSIP No.     31982Q AX7
ISIN No.     US31982QAX79
THIS SECURITY IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF CEDE & CO., THE NOMINEE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”). UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO FIRST COMMONWEALTH BANK OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
THIS SECURITY IS NOT A SAVINGS ACCOUNT OR DEPOSIT AND IT IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (“FDIC”) OR ANY AGENCY OR FUND OF THE UNITED STATES.
THIS SECURITY IS AN UNSECURED, UNCONDITIONAL GENERAL OBLIGATION SOLELY OF FIRST COMMONWEALTH BANK AND IS NOT AN OBLIGATION OF, AND IS NOT GUARANTEED BY, FIRST COMMONWEALTH FINANCIAL CORPORATION OR ANY OTHER AFFILIATE OF FIRST COMMONWEALTH BANK.
THIS SECURITY IS SUBORDINATED ON LIQUIDATION, AS TO PRINCIPAL, INTEREST AND PREMIUM, TO ALL CLAIMS AGAINST FIRST COMMONWEALTH BANK THAT HAVE THE SAME PRIORITY AS SAVINGS ACCOUNTS, DEPOSITS OR A HIGHER PRIORITY, IS NOT SECURED BY THE ASSETS OF FIRST COMMONWEALTH BANK OR BY THE ASSETS OF ANY OF ITS AFFILIATES, AND IS INELIGIBLE AS COLLATERAL TO SECURE A LOAN BY FIRST COMMONWEALTH BANK.
THIS SECURITY IS ISSUABLE IN A MINIMUM DENOMINATION OF $250,000 AND INTEGRAL MULTIPLES OF $1,000 IN EXCESS OF $250,000 AND MAY NOT BE

EXCHANGED FOR SECURITIES OF FIRST COMMONWEALTH BANK WITH A SMALLER DENOMINATION. EACH OWNER OF A BENEFICIAL INTEREST IN THE SECURITIES IS REQUIRED TO HOLD SUCH BENEFICIAL INTEREST IN A PRINCIPAL AMOUNT OF $250,000 OR AN INTEGRAL MULTIPLE OF $1,000 IN EXCESS THEREOF AT ALL TIMES.
THIS SECURITY HAS NOT BEEN, AND IS NOT REQUIRED TO BE, REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND WAS OFFERED PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(a)(2) OF THE SECURITIES ACT. THIS SECURITY HAS NOT BEEN APPROVED OR DISAPPROVED BY THE FDIC, THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION.
FIRST COMMONWEALTH BANK HAS NOT ENTERED INTO AN INDENTURE IN CONNECTION WITH THE ISSUANCE OF THIS SECURITY. EACH PURCHASER OF A BENEFICIAL INTEREST IN THIS SECURITY, IN MAKING ITS PURCHASE, WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED TO FIRST COMMONWEALTH BANK AND THE INITIAL PURCHASERS THAT IT IS AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT (AN “INSTITUTIONAL ACCREDITED INVESTOR”), THAT IT IS PURCHASING SUCH INTEREST FOR ITS OWN ACCOUNT OR THE ACCOUNT OF ANOTHER INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR AND THAT FOLLOWING SUCH PURCHASE IT OR SUCH OTHER INSTITUTIONAL ACCREDITED INVESTOR HOLDING A BENEFICIAL INTEREST IN THIS SECURITY WILL HOLD A BENEFICIAL INTEREST IN A PRINCIPAL AMOUNT OF $250,000 OR AN INTEGRAL MULTIPLE OF $1,000 IN EXCESS THEREOF AT ALL TIMES.
RETIREMENT PLAN REPRESENTATIONS:

THE HOLDER OF THIS SECURITY, OR ANY INTEREST THEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF AGREES, REPRESENTS AND WARRANTS THAT (I) THE HOLDER IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR ANY SIMILAR FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS APPLICABLE TO RETIREMENT PLANS (“SIMILAR LAWS”) (EACH, A “PLAN”), AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY, OR A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF SUCH A PLAN OR ENTITY (“FIDUCIARY”), OR (II) NEITHER THE ACQUISITION NOR HOLDING OF THIS SECURITY WILL RESULT IN (a) A PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE FOR WHICH FULL EXEMPTIVE RELIEF IS NOT AVAILABLE UNDER AN

APPLICABLE STATUTORY OR ADMINISTRATIVE EXEMPTION OR (b) A VIOLATION OF ANY SIMILAR LAWS.

ANY FIDUCIARY WHO IS CONSIDERING THE ACQUISITION OF ANY OF THE SECURITIES SHOULD CONSULT WITH HIS OR HER LEGAL COUNSEL PRIOR TO ACQUIRING SUCH SECURITIES.

No. A-1
INITIAL PRINCIPAL AMOUNT:	$50,000,000
ORIGINAL ISSUE DATE:	May 21, 2018
MATURITY DATE:	June 1, 2028
INTEREST PAYMENT DATE(S):
June 1 and December 1, of each year, beginning on December 1, 2018 through June 1, 2023; and thereafter on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2023, through the Maturity Date (as defined below) or earlier redemption of the Security

First Commonwealth Bank, a bank and trust company organized under the laws of Pennsylvania (herein called the “Bank”), for value received, hereby promises to pay or deliver, as the case may be, to CEDE & CO., or registered assigns, the principal sum of Fifty Million ($50,000,000) United States dollars on June 1, 2028 (the “Maturity Date”) and to pay interest thereon from, and including, May 21, 2018 (the “Original Issue Date”) or from and including the most recent Interest Payment Date to which interest on this Security or any predecessor Security has been paid or duly provided for, but excluding, the succeeding Interest Payment Date, on the Interest Payment Dates specified above in each year (each, an “Interest Payment Date”) and on the Maturity Date, at a fixed rate per annum equal to 4.875% from the Original Issue Date to, but excluding, June 1, 2023 and to pay interest from, and including, June 1, 2023 at a floating rate per annum equal to three-month LIBOR (provided, however, that in the event three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero) plus 1.845%, until the principal hereof is paid or duly made available for payment (whether at the Maturity Date or earlier redemption). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Security (or any predecessor Security) is registered (the “Holder”) at the close of business on the fifteenth calendar day next preceding such Interest Payment Date (the “Regular Record Date”); provided, however, that interest payable at the Maturity Date of this Security will be payable to the person to whom principal shall be payable, whether or not the Maturity Date is an Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and will be paid to the person in whose name this Security (or any predecessor Security) is registered at the close of business on a special record date for the payment of such defaulted interest (the “Special Record Date”) to be fixed by the

Bank, notice of which shall be given to the Holder not less than 10 calendar days prior to such Special Record Date.
Interest shall accrue from and including the Original Issue Date or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, and shall be paid semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2018, and ending on June 1, 2023, and thereafter will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2023, through the Maturity Date or earlier redemption of this Security. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months from the Original Issue Date to, but excluding, June 1, 2023, and thereafter a 360-day year and the number of days actually elapsed.
Beginning on June 1, 2023, the Calculation Agent (defined below) appointed by the Bank shall determine LIBOR (defined below) on the second Business Day (defined below) prior to each Interest Period (each such date, a “LIBOR Interest Determination Date”). The interest rate on this Security bearing interest at the floating rate shall reset on the first day of each Interest Period. Absent manifest error, the Calculation Agent’s determination of the floating rate shall be binding and conclusive on the Holder of this Security and the Bank. The Calculation Agent shall notify the Bank of each determination of the floating rate for each applicable Interest Period. “Interest Period” shall be the period from and including the immediately preceding Interest Payment Date to, but excluding, the succeeding Interest Payment Date. The first Interest Period will be the period from and including the Original Issue Date to, but excluding, December 1, 2018.
“LIBOR” shall mean the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant LIBOR Interest Determination Date, provided that:
(i)    If no offered rate appears on Reuters screen page “LIBOR01” on the relevant LIBOR Interest Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, at the direction of the Bank, will contact four major banks in the London interbank market selected by the Bank and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average (rounded upward, if necessary, to the nearest .00001 of 1%) of the quotations provided.
(ii)    Otherwise, the Calculation Agent, at the direction of the Bank, will contact three major banks in New York City selected by the Bank and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable Interest Period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average (rounded upward, if necessary, to the nearest .00001 of 1%) of the quotations provided.
(iii)    Otherwise, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine LIBOR for the applicable Interest Period in its sole discretion.
Notwithstanding the foregoing clauses (i), (ii) and (iii):
(a)    If the Calculation Agent determines on the relevant LIBOR Interest Determination Date that the LIBOR base rate has been discontinued, then the Bank will direct the Calculation Agent to use a substitute or successor base rate selected by the Bank in its sole discretion as most comparable to the LIBOR base rate, provided that if the Bank determines there is an industry-accepted substitute or successor base rate, then the Bank will direct the Calculation Agent to use such substitute or successor base rate; and
(b)    If the Calculation Agent has been directed by the Bank to use a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the LIBOR Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.
Notwithstanding the foregoing, in the event three-month LIBOR for any Interest Period as determined in accordance with this paragraph is less than zero, three-month LIBOR for such Interest Period shall be deemed to be zero.

“Calculation Agent” shall mean the calculation agent for this Security appointed by the Bank prior to the commencement of the period for which the interest rate on this Security bears interest at the floating rate, and its successors and assigns or any other calculation agent appointed by the Bank. The Bank may in its sole discretion appoint itself or an affiliate as Calculation Agent. The Bank has initially appointed U.S. Bank National Association as the Calculation Agent.
In the event that, on or prior to June 1, 2023, an Interest Payment Date is not a Business Day (as defined below), the Bank will pay interest on the next day that is a Business Day, with the same force and effect as if made on the Interest Payment Date, and without any interest or other payment with respect to the delay. If, after June 1, 2023, any Interest Payment Date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day, unless that day falls in the next calendar month, in which case, the Interest Payment Date will be the first preceding Business Day (with interest accruing to, but excluding, the actual payment date). If the Maturity Date falls on a day that is not a Business Day, the payment of principal and interest, if any, will be made on the next succeeding Business Day and no interest shall accrue for the period from and after such Maturity Date.
“Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close.
Payment of interest on this Security may require, and be subject to, prior written approval by the FDIC, or other applicable regulator of the Bank, if the Bank is undercapitalized or has been so required by the FDIC or other applicable regulatory authority.
THIS SECURITY MAY NOT BE REPAID PRIOR TO THE MATURITY DATE, EITHER PURSUANT TO ACCELERATION IN AN EVENT OF DEFAULT, REPURCHASE BY THE BANK OR OTHERWISE, WITHOUT PRIOR WRITTEN APPROVAL OF THE FDIC, TO THE EXTENT THEN REQUIRED UNDER OR PURSUANT TO THE APPLICABLE FDIC REGULATIONS.
Payment of principal of and premium, if any, and interest on, this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Bank will at all times appoint and maintain an issuing and paying agent (the “Issuing and Paying Agent”) authorized by the Bank to pay the principal of, and interest on, this Security on behalf of the Bank and having an office or agency (the “Issuing and Paying Agent Office”) in the United States of America (the “Place of Payment”), where this Security may be presented or surrendered for payment and where notices, designations or requests in respect of payments with respect to this Security may be served. The Bank has initially appointed U.S. Bank National Association as such Issuing and Paying Agent pursuant to the Issuing and Paying Agency Agreement, dated as of May 21, 2018 (the “Issuing and Paying Agency Agreement”), between the Bank and the Issuing and Paying Agent, with the Issuing and Paying Agent Office currently located at 60 Livingston Avenue, St. Paul, Minnesota 55107, Attention: Global Corporate Trust Services.
Payment of the principal of, and premium, if any, and interest on, this Security due at the Maturity Date will be made in immediately available funds upon presentation and surrender of this Security to the Issuing and Paying Agent at the Issuing and Paying Agent Office in the Place of Payment; provided that this Security is presented to the Issuing and Paying Agent in time for the Issuing and Paying Agent to make such payment in accordance with its normal procedures. Payments of interest on this Security (other than at the Maturity Date) will be made by wire transfer to such account as has been appropriately designated to the Issuing and Paying Agent by the person entitled to such payments.
Principal and interest payments on book-entry Securities represented by this Global Note will be made by the Bank to the Issuing and Paying Agent for the account of the Depositary or its nominee.

The Bank may, from time to time, without the consent of the Holder of this Security, create and issue additional notes ranking equally with this Security and otherwise same in all respects (except for the issue date, issue price and first Interest Payment Date), provided that any such additional notes are fungible with the Securities for U.S. Federal income tax purposes. Such further notes shall be consolidated and form a single series (including the same CUSIP number) with this Security.
Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
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Unless the certificate of authentication hereon has been executed by the Issuing and Paying Agent by the manual signature of an authorized signatory, this Security shall not be valid or obligatory for any purpose.
IN WITNESS WHEREOF, the Bank has caused this instrument to be duly executed by manual or facsimile signature.

FIRST COMMONWEALTH BANK

By:
Name: James R. Reske
Title: Executive Vice President, Chief Financial Officer and Treasurer

Dated: May 21, 2018
ISSUING AND PAYING AGENT’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities referred to in the within-mentioned Issuing and Paying Agency Agreement.
U.S. Bank National Association, as Issuing and Paying Agent

By:
Authorized Signatory

REVERSE OF SECURITY
This Security is one of a duly authorized issue of 4.875% Fixed-to-Floating Rate Subordinated Notes due 2028 of the Bank (hereinafter referred to as this “Security” or the “Securities”) issued under the Issuing and Paying Agency Agreement.
Subordination
The Bank’s indebtedness evidenced by this Security, including its obligations to pay principal and interest, is unsecured and subordinate and junior in right of payment to the Bank’s Senior Indebtedness (as defined below). In the event of any insolvency, receivership, conservatorship, reorganization, liquidation or similar proceedings of the Bank, all such senior obligations shall be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest on, this Security. In the event of any such proceeding, after payment in full of all sums owing with respect to such senior obligations, the Holder of this Security, together with holders of any obligations of the Bank ranking equally with this Security, shall be entitled to be paid from the remaining assets of the Bank the unpaid principal of, premium, if any, and interest on, this Security or such other obligations before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Bank ranking junior to this Security.
“Senior Indebtedness” includes all deposits, borrowed money (secured and unsecured), obligations of, or guaranteed by, the Bank arising from off-balance sheet guarantees and direct-credit substitutes (including any letter of credit, bankers’ acceptance or similar agreement), any capitalized lease obligation, any deferred obligation for payment of the purchase price of any property or assets and obligations associated with derivative products such as interest rate and foreign-exchange contracts, commodity contracts and similar arrangements and obligations to the Bank’s general creditors (other than in respect of trade receivables), including its obligations to the Federal Reserve Bank and FDIC, and any rights acquired by the FDIC as a result of loans made by the FDIC to the Bank or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of 12 U.S.C. § 1823, whether now outstanding or hereafter incurred. “Senior Indebtedness” excludes any indebtedness that: (a) expressly states that it is junior to, or ranks equally in right of payment with, this Security; or (b) is identified as junior to, or equal in right of payment with, this Security.

Nothing herein shall impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on this Security in accordance with its terms.
Notwithstanding any other provisions contained in this Security, the FDIC or any receiver or conservator of the Bank appointed by the FDIC, as part of any transaction or plan of reorganization or liquidation may transfer or direct the transfer of the obligations represented by this Security to any bank selected by such entity that expressly assumes the obligation of the due and punctual payment of the unpaid principal, premium, if any, and interest on this Security and the due and punctual performance of all covenants and conditions contained in this Security.

Any “depository institution,” as that term is defined in Section 3(c)(1) of the Federal Deposit Insurance Act, which holds a Security (or beneficial interest therein) shall be deemed to have agreed by acquiring such Security (or beneficial interest) to waive any rights to offset all or any portion of the indebtedness represented by such Security (or interest) against any indebtedness or other obligations of such institution to the Bank.
This Security is not secured or guaranteed by First Commonwealth Financial Corporation or any of its other subsidiaries or affiliates, and is not subject to any other arrangement that legally or economically enhances the seniority of this Security.
Event of Default; Waiver
An “Event of Default” with respect to this Security shall occur if the Bank is subject to any receivership, conservatorship, insolvency, liquidation or similar proceeding. The Bank will promptly notify, and provide copies of such notice to, the Issuing and Paying Agent, upon the occurrence of any Event of Default. The Issuing and Paying Agent will promptly send copies of such notice to the Holders of this Security through the Depository Trust Company, as depositary (the “Depositary”).
If an Event of Default shall occur and be continuing, the Holder of this Security may declare the principal of this Security, together with any unpaid accrued interest thereon, to be immediately due and payable by written notice to the Bank. Upon such declaration and notice, such principal amount and accrued interest shall become immediately due and payable; provided, however, that, to the extent then required under or pursuant to applicable capital or other regulations (as described on the face of this Security), this Security may not be repaid prior to the Maturity Date without the prior written approval of the FDIC. The Bank will apply to the FDIC for prior written approval of repayment promptly after receiving notice of acceleration.
Any Event of Default with respect to this Security may be waived by the Holder hereof.
The Bank waives demand, presentment for prepayment, notice of nonpayment, notice of protest and all other notices to the extent it may lawfully do so.
This Security is intended to be treated as Tier 2 capital (or its then equivalent if the Bank is subject to such capital requirement) for purposes of capital adequacy rules of the FDIC (or any successor regulatory authority) as then in effect and applicable to the Bank. Neither the failure to pay principal of or interest on the Security nor a failure to perform any other obligation of the Bank under the Issuing and Paying Agency Agreement or the Security constitutes an “Event of Default” with respect to the Security, and no right of acceleration exists in any such case.
Optional Repayment and Redemption
This Security shall not be subject to repayment at the option of the Holders, in whole or in part, prior to the Maturity Date. This Security shall not be subject to any sinking fund.

This Security is redeemable by the Bank, in whole or in part, at any time on June 1, 2023, and on each Interest Payment Date thereafter.
This Security is also redeemable by the Bank, in whole but not in part, at any time, upon the occurrence of any of the following:

(i)
a “tax event,” which means the receipt by the Bank of an opinion of independent tax counsel to the effect that (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) a final judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of the Bank’s federal income tax returns or positions or a similar audit of any of the Bank’s subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to this Security, in each case, occurring or becoming publicly known on or after the date of the issuance of this Security, resulting in more than an insubstantial risk that the interest payable on this Security is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by the Bank, in whole or in part, for U.S. federal income tax purposes;

(ii)
a “capital event,” which means the receipt by the Bank of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective amendment or change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for First Commonwealth Financial Corporation or the Bank or (b) any final official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is made, adopted, approved or effective on or after the date of original issuance of this Security, this Security does not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if the Bank is subject to such capital requirement) for purposes of capital adequacy guidelines of the FDIC (or any successor regulatory authority with jurisdiction over depositary institutions or bank holding companies), as then in effect and applicable to the Bank; or

(iii)	an “investment company event,” which means the Bank becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

Any such redemption of this Security will be at a redemption price equal to 100% of the principal amount of this Security to be redeemed, plus accrued and unpaid interest on such Security to, but excluding, the date of redemption. Any partial redemption will be made pro rata among all of the holders of this Security. Any redemption of this Security would require prior written approval of the FDIC, to the extent then required under or pursuant to the applicable FDIC regulations.

The Bank will give irrevocable notice of its intention to redeem this Security not more than 60 nor less than 30 days prior to the date fixed for redemption.

From and after any redemption date, if monies for the redemption of this Security will have been made available for redemption on the redemption date, this Security will cease to bear interest, if applicable, and the only right of the holders of this Security shall be to receive payment of the principal amount and all unpaid interest accrued to the redemption date.

Consolidation, Merger and Sale of Assets
The Bank shall not consolidate with or merge into any other entity or convey, transfer or lease its assets substantially as an entirety to any entity, unless the successor, transferee or lessor expressly assumes the Bank’s obligations on this Security.
Ratings
The Bank shall use commercially reasonable efforts to maintain a rating for this Security with NAIC or any other “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Miscellaneous
Beneficial interests represented by this Security are exchangeable for definitive Securities in registered form, of like tenor and of an equal aggregate principal amount, only if (x) the Depositary notifies the Bank in writing that it is unwilling or unable to act as a depositary or the Depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by the Bank within 90 days, (y) the Bank, at its option, notifies the Issuing and Paying Agent in writing that it elects to cause the issuance of Securities in definitive form or (z) any event shall have occurred and be continuing that, after notice or lapse of time or both, would constitute an Event of Default with respect to the this Security. In such circumstances, upon surrender by the Depositary or a successor depositary of the Global Securities, Securities in definitive form will be issued to each person that the Depositary or a successor depositary identifies as the beneficial owner of the related Securities. Any Security representing such beneficial interests that is exchangeable pursuant to this paragraph shall be exchangeable in whole for definitive Securities in registered form, of like tenor and of an equal aggregate principal amount, in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof. Such definitive Securities shall be registered in the name or names of such person or persons as the Depositary shall instruct the Security Registrar (as defined below).

In case any Security shall at any time become mutilated, destroyed, lost or stolen and such Security or evidence satisfactory to the Bank of the loss, theft or destruction thereof (together with indemnity satisfactory to the Issuing and Paying Agent and the Bank and such other documents or proof as may be required by the Issuing and Paying Agent and the Bank) shall be delivered to the Issuing and Paying Agent and the Bank, a new Security of like tenor will be issued by the Bank in exchange for the Security so mutilated, or in lieu of the Security so destroyed or lost or stolen. All expenses and reasonable charges associated with procuring the indemnity referred to above and with the preparation, authentication and delivery of a new Security shall be borne by the Holder of the Security so mutilated, destroyed, lost or stolen. If any Security which has matured or is about to mature shall become mutilated, destroyed, lost or stolen, the Bank may, instead of issuing a substitute Security, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated Security) upon compliance by the Holder thereof with the provisions of this paragraph.
The Bank shall cause to be kept at the office of the Security Registrar designated below a register (the register maintained in such office or any other office or agency of the Bank in the Place of Payment herein referred to as the “Security Register”) in such form as the Security Registrar may determine, in which, subject to reasonable regulations as it may prescribe, the Security Registrar shall provide for the registration of this Security and of transfers of this Security. The Bank has initially appointed the Issuing and Paying Agent “Security Registrar,” pursuant to the Issuing and Paying Agency Agreement, for the purposes of registering this Security and transfers of this Security as herein provided.
The transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Bank in the Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Bank and the Issuing and Paying Agent duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
No service charge shall be made for any such registration of transfer or exchange, but the Bank may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
The Issuing and Paying Agent shall record any transfer of this Security that the Bank has approved, it being understood that such approval shall be based solely on matters relating to compliance with federal and state securities laws. Prior to due presentment of this Security for registration of transfer, the Bank, the Issuing and Paying Agent and any agent of the Bank or the Issuing and Paying Agent may treat the person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Bank, the Issuing and Paying Agent nor any such agent shall be affected by notice to the contrary.
No recourse shall be had for the payment of principal or interest on this Security, for any claim based hereon, or otherwise in respect hereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Bank or any successor corporation.

No provision of this Security shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
Any money that the Bank pays to the Issuing and Paying Agent for the purpose of making payments on this Security and that remains unclaimed two years after the payments were due will, at the Bank’s request, be returned to it. After that time, the Holder can only look to the Bank for payment on this Security.
All notices under this Security shall be in writing and in the case of the Bank, addressed to the Bank at 601 Philadelphia Street, Indiana, Pennsylvania 15701, Attention: Chief Financial Officer, or, in the case of the Issuing and Paying Agent at 60 Livingston Avenue, St. Paul, Minnesota 55107, Attention: Global Corporate Trust Services, or to such other address of the Issuing and Paying Agent as the Issuing and Paying Agent may notify the holders of this Security. All notices to the Holder of this Security will be given to the address of the Holder as it appears in the Security Register.
This Security shall be governed by and construed in accordance with the laws of the State of New York and, where applicable, the federal laws of the United States of America.